UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
June 6, 2018 (May 31, 2018)
Hartford Life Insurance Company
(Exact name of registrant as specified in its charter)

Connecticut (State or other jurisdiction of incorporation)	001-32293 (Commission file number)	06-0974148 (I.R.S. Employer Identification Number)
1 Griffin Road North Windsor, Connecticut 06095 (Address of principal executive offices)
(800) 862-6668 (Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

▪	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

▪	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

▪	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

▪	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note
This current report on Form 8-K is being filed in connection with the consummation, on May 31, 2018 (the “Closing Date”), of the Talcott Resolution Sale Transaction (as defined below) contemplated by the Stock and Asset Purchase Agreement (the “Purchase Agreement”), entered into on December 3, 2017 by and among Hartford Holdings, Inc. (“HHI”) and its parent company, The Hartford Financial Services Group, Inc. (“The Hartford”), Hopmeadow Acquisition, Inc. (“Buyer”), Hopmeadow Holdings, LP (“Buyer Parent”) and Hopmeadow Holdings GP LLC (“Buyer Parent GP"), each of which is funded by a group of investors led by Cornell Capital LLC, Atlas Merchant Capital LLC, TRB Advisors LP, Global Atlantic Financial Group, Pine Brook and J. Safra Group. Pursuant to the Purchase Agreement, HHI sold all of the issued and outstanding equity of Hartford Life, Inc. (“HLI”), the parent of Hartford Life Insurance Company (the “Company”), to Buyer (the “Talcott Resolution Sale Transaction”). The Hartford retained equity interests representing 9.7% of the outstanding equity interest of each of the Buyer Parent and Buyer Parent LP.
Item 1.01 Entry into a Material definitive Agreement
Transition Services Agreement. In connection with the Talcott Resolution Sale Transaction, HLI has entered into a Transition Services Agreement (the “Transition Services Agreement”), dated as of the Closing Date, with Hartford Fire Insurance Company (“HFIC”), under which HFIC and its affiliates will provide certain services to HLI and its affiliates, including the Company. The services to be provided pursuant to the Transition Services Agreement include certain operational, information technology, compliance, communication and marketing, investment portfolio management, accounting and other services. HLI will pay HFIC for any such services utilized at agreed upon amounts as set forth in the Transition Services Agreement. In addition, HFIC and HLI may mutually agree on additional services to be provided by HFIC at an agreed upon standard fee, unless mutually agreed otherwise by the parties. Except as provided otherwise in the Transition Services Agreement, or with respect to specific services with other specified terms, the initial term of the Transition Services Agreement will end on May 31, 2019, and the term may then be extended for up to 12 months.
The foregoing description of the Transition Services Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2018.
Item 5.01 Change of Control
On the Closing Date, HHI sold all of the issued and outstanding equity of HLI, the parent of the Company, to Buyer. Total consideration for the sale was $2.05 billion, comprised of $1.443 billion in cash paid by Buyer at closing; $300 million in pre-closing cash dividends paid from HLI to HHI; $143 million in aggregate principal of HLI long-term debt that was included as part of the sale; and equity interests representing 9.7% of the outstanding equity interest of each of the Buyer Parent and Buyer Parent GP valued at $164 million. As a result of the transaction, The Hartford will be able to designate one board seat at Buyer Parent GP. The transaction has resulted in a change of control of the Company, with Buyer holding 100% of the equity of HLI following the Closing Date.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Election of New Directors

In connection with the Talcott Resolution Sale Transaction, the existing directors of the Company resigned and, effective as of the Closing Date, the following individuals were named as directors to the Company’s Board of Directors (the "Board"):
Richard J. Carbone
Henry Cornell
Gilles M. Dellaert
Oliver M. Goldstein
Brion S. Johnson
Emily R. Pollack
Michael S. Rubinoff

Peter F. Sannizzaro
David I. Schamis
Robert W. Stein
Heath L. Watkin

The directors named above also constitute the directors of the Company's indirect parent Buyer Parent GP, who were appointed to such board pursuant to the investor arrangements of Buyer Parent GP. Mr. Cornell, founder and senior partner, and Ms. Pollack, a managing director, of and were designated members of the board of Buyer Parent GP by Cornell Capital LLC, Mr. Dellaert is co-president and chief information officer and was designated a member of the board of Buyer Parent GP by Global Atlantic Financial Group, Mr. Goldstein is a managing director of and was designated a member of the board of Buyer Parent GP by Pine Brook, Mr. Johnson is the chief investment officer of The Hartford, president of Hartford Investment Management Company and was previously president of the Company and was designated a member of the board of Buyer Parent GP by The Hartford, Mr. Rubinoff is senior vice president of and was designated a member of the board of Buyer Parent GP by J. Safra Group, Mr. Schamis is a founding partner and chairman of the investment committee of and was designated a member of the board of Buyer Parent GP by Atlas Merchant Capital LLC and Mr. Watkin is the president and chief investment officer of and was designated a member of the board of Buyer Parent GP by TRB Advisors LP. Mr. Carbone and Mr. Stein are not employed by any of Buyer Parent GP’s investors.
Effective on the Closing Date, the Company’s Board appointed the following directors to the Board’s two committees:

Audit Committee	Finance, Investments and Risk Management Committee
Robert W. Stein (Chair)	Henry Cornell (Co-Chair)
Richard J. Carbone	Gilles M. Dellaert (Co-Chair)
Emily R. Pollack	David I. Schamis
Michael S. Rubinoff	Robert W. Stein

Appointment of Certain Officers

In connection with the Talcott Resolution Sale Transaction, the existing officers of the Company resigned and, effective June 1, 2018, the Company’s Board appointed the following principal officers:

Name	Title

Peter F. Sannizzaro	President & Chief Operating Officer
Robert R. Siracusa	Vice President & Chief Financial Officer
Michael R. Hazel	Vice President & Controller

Mr. Sannizzaro, 51, has served as Senior Vice President and Chief Financial Officer of the Company and Hartford Investment Management Company, an investment management firm of The Hartford, the Company’s former ultimate parent, since July 2014. As Chief Financial Officer, Mr. Sannizzaro oversaw actuarial, finance and risk management functions for The Hartford's life operations. Since 1991, when Mr. Sannizzaro joined The Hartford, he served in multiple senior finance positions including as Vice President and Chief Financial Officer of the U.S. and international annuity, mutual funds, retirement plans and institutional businesses of the Company and its life insurance affiliates. Prior to joining The Hartford, from 1988 to 1991, Mr. Sannizzaro served in the audit division of Ernst and Young in the insurance, banking and health care industries.

Mr. Siracusa, 53, has served as Vice President of the Company’s Financial Planning and Analysis Group since March 2009. Prior to that, Mr. Siracusa held several leadership roles including Vice President and Chief Financial Officer of the Company’s International Life Markets Group from April 2009 to November 2009. Before assuming these positions, Mr. Siracusa held several positions of leadership with The Hartford, including Vice President and International Financial Strategist from March 2007 to April 2009, Vice President of Corporate Planning & Analysis and Capital & Expense Management from June 2005 to March 2007 and Assistant Vice President of Corporate Management Reporting from November 2000 to June 2005. Prior to joining The Hartford, Mr. Siracusa worked with PricewaterhouseCoopers within the Insurance Practice Group from 1992 to 2000 and with Scully & Wolf CPAs from 1988 to 1992.
Mr. Hazel, 48, has been the Vice President and Controller of the Company since May 2007, responsible for financial reporting for the Company and its life insurance affiliates. In addition, from May 2012 to May 2018, Mr. Hazel served as Vice President and Head of External Financial Reporting for The Hartford, managing the financial reporting needs of a Fortune 500 company and its subsidiaries. Prior to joining The Hartford, from 2002 to 2004, Mr. Hazel served as Vice President of Separate Account Operations at CIGNA, leading separate account reporting and trading and clearing for CIGNA’s retirement and investment division. Previously, Mr. Hazel spent 11 years in public accounting at Arthur Andersen serving clients in the life insurance, property casualty insurance, banking and mutual funds industries.
Each of the officers named above is party to an offer letter with the Company. Each of the offer letters includes a provision for the payment of an annual base salary, eligibility to receive an annual bonus, and participation in the long-term incentive plan of Buyer Parent, the Hopmeadow Holdings, LP Phantom Unit Incentive Plan (the “Phantom Unit Plan”). Additionally, each executive will receive a one-time cash award equal to the value of any outstanding award previously made to him by The Hartford under its long term incentive plan that was forfeited as a result of the Talcott Resolution Sale Transaction (the "Cash Replacement Award"). Each officer named above has agreed not to solicit the Company's employees for a period of one year from the termination of employment, and, in addition, Mr. Sannizzaro has agreed, for a period of six months from termination of his employment, not to directly or indirectly compete with, or solicit business or clients from, the Company.
Under the Phantom Unit Plan, participants (including the officers named above) are granted an award of notional units, with each such notional unit representing one actual unit of Buyer Parent. Each phantom unit entitles the holder to receive pro-rata cash distributions as cash distributions are made to the holders of actual units of Buyer Parent, and also entitles the holder to receive pro-rata sale proceeds upon a sale of Buyer Parent. The payment of distributions (and sale proceeds) is subject to the participant’s continued employment with the Company; except as described above, the participant forfeits his phantom units upon termination of employment. Each officer named above was granted the following number of phantom units:

Name	Number of Phantom Units	Grant Date	Equity Value on Grant Date
Peter F. Sannizzaro	1,975	6/1/2018	$1,975,000
Robert R. Siracusa	650	6/1/2018	$650,000
Michael R. Hazel	450	6/1/2018	$450,000

Each Cash Replacement Award will have the same vesting schedule as the forfeited award it replaces. On a termination of the executive’s employment, the Cash Replacement Award will be treated as follows: on a termination due to death, total disability or retirement, awards replacing awards originally granted in 2016 will be prorated for the portion of the vesting period the executive was actively employed, and awards replacing awards originally granted in 2017 or 2018 will vest in full; on an involuntary termination at least one year after the original award was granted that results in the payment of severance to the executive, awards will be prorated for the portion of the vesting period the executive was actively employed; if employment terminates for any other reason during the vesting period, all Cash Replacement Awards will be forfeited. Mr. Sannizzaro received a Cash Replacement Award of $661,028, Mr. Siracusa received a Cash Replacement Award of $302,286 and Mr. Hazel received a Cash Replacement Award of $341,555.

Upon a termination of employment without cause, Mr. Sannizzaro will receive a severance payment equal to twelve months of salary continuation, a payment of a pro-rata portion of the executive’s target award under the Company’s short-term incentive plan, and a payment in respect of the “phantom units” described above equal to the amount Mr. Sannizzaro would have received if his employment had continued for an additional year. These severance benefits are conditioned on the executive’s execution of a release.
The officers named above are eligible for the same benefits as full-time employees generally, including health, life insurance, disability and retirement benefits, and are also eligible to participate in non-qualified savings and retirement plans that provide benefits that would otherwise be provided but for the Internal Revenue Code limits that apply to tax-qualified benefit plans; these officers are also eligible to participate in the Company's non-qualified deferred compensation plan.

Item 5.03 Amendments to Articles of Incorporation or Bylaws
In connection with the consummation of the Talcott Resolution Sale Transaction, effective June 1, 2018, the Company’s Board approved an amendment to the Company’s Amended and Restated Certificate of Incorporation and an amendment and restatement of its By-Laws changing its name from “Hartford Life Insurance Company” to “Talcott Resolution Life Insurance Company.” The Company’s name change will be effective following approval by the Connecticut Department of Insurance.

Item 5.05 Amendments to the Registrant’s Code of Ethics
In connection with the Talcott Resolution Sale Transaction, the Company’s Board adopted a Code of Conduct (the “Code”) which is substantially similar to the code of conduct of The Hartford that was applicable to the Company prior to the Closing Date. A copy of the Code is available on the Company’s website at:

https://www.talcottresolution.com/resources/talcott_resolution_code_of_ethics_and_business_conduct_5_28_18.pdf

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1	Form of Offer Letter
10.2	Form of Cash Replacement Notice
10.3	Form of Critical Employee Agreement for Employees Tiers 1 through 3
10.4	Form of Critical Employee Agreement for Employees Tiers 4 and 5
10.5	Hopmeadow Holdings LP Phantom Unit Incentive Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARTFORD LIFE INSURANCE COMPANY

Date: June 6, 2018	By:	/s/ Robert R. Siracusa
	Name:	Robert R. Siracusa
	Title:	Vice President and Chief Financial Officer

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